Exhibit 99.1

MARICUNGA LITHIUM PROJECT JOINT VENTURE

DUE DILIGENCE COMPLETED

•	Minera Salar Blanco and Li3 Energy unanimously approve vending of all Maricunga lithium assets into a joint venture NewCo and confirm LPI as 50% shareholder at a shareholder meeting held in Santiago, Chile on 30 August 2016

•	Strategic exploration and resource drilling program scheduled to commence at Maricunga project this month, with initial results expected soon thereafter

•	Maricunga project is regarded as the highest quality pre-production lithium asset in Chile – with characteristics comparable to the world-leading Atacama lithium brine deposit

SANTIAGO, CHILE – September 1, 2016 - Li3 Energy, Inc., (OTCQB: LIEG –News) (“Li3”or the “Company”), is pleased to advise that the legal and technical due diligence regarding the Maricunga Joint Venture (“JV”) between Lithium Power International Limited (ASX: LPI) (“LPI”) and Minera Salar Blanco SpA (“MSB”) has now been satisfactorily completed.

As previously announced, LPI has entered into a binding and exclusive agreement with Chilean-based MSB for the exploration and development of the high-grade Maricunga lithium brine project in Chile, through the formation of new JV entity NewCo.

Following a meeting of shareholders on 30 August 2016, the existing Maricunga partners, MSB and Li3, have voted 100% unanimously in favour of vending all their Maricunga assets, both jointly-owned and directly-owned, into the new JV entity NewCo.

The resulting ownership structure of NewCo will be LPI 50.0%, MSB 32.3%, and Li3 17.7%, with MSB and Li3 free-carried until the completion of a Definitive Feasibility Study in late 2018. Preparation of the long-form JV documents is well under way, along with the creation of the NewCo entity. Final documents are due to be executed next week.

Maricunga Lithium Project - Exploration Program

The first diamond drill hole in the proposed Maricunga exploration campaign is scheduled to be drilled later this month, with the aim of expanding the current lithium carbonate resource.

The Maricunga drilling program will comprise of 16 diamond drill holes and two pumping wells to be completed from late September to late December this year. The Company expects to release drilling results from the program throughout Q3/Q4 2016, with a new JORC report and a resource upgrade anticipated for H1 2017.

LPI will provide NewCo with a US$2 million secured loan, from current cash reserves, in order to fund initial site preparation and long lead-time items. This short-term loan will enable the fast-tracking of the drilling and exploration program.

Maricunga Lithium Project - Background Overview

The Maricunga lithium brine project is regarded as the highest quality pre-production lithium project in Chile, with characteristics comparable to the world-leading Atacama lithium brine deposit (which sits at the bottom of the global lithium cost curve). The salar is located 170km north-east of the mining town of Copiapo and 250km from the Chilean coast. In addition, it is adjacent to International Highway 31, which connects northern Chile and Argentina.

Lithium Power International’s Chief Executive Officer, Martin Holland, commented:

“We are very pleased to have completed the due diligence process, and the LPI Board would like to thank MSB and Li3 for their support and cooperation in recent weeks. Importantly, the unanimous decision to proceed with the formation of NewCo ensures all parties are aligned with the same vision to develop the world-class Maricunga project.

Furthermore, LPI and MSB have assembled a highly experienced technical team who will play a key role in the upcoming exploration program at Maricunga, and LPI is now firmly focused on the commencement of our resource drilling program later this month.

LPI looks forward to providing our shareholders with additional operational updates in the coming weeks.”

Minera Salar Blanco CEO, Cristóbal Garcia-Huidobro, commented:

“MSB is pleased to align with LPI as our JV partner of choice to develop the Maricunga lithium project. The combination of our local business knowledge, brine technical experience, and long-term relationships with the Chilean Government, provides a strong foundation upon which to develop this exciting lithium project with our new partners.”

Li3 Energy CEO, Luis Saenz, also commented:

"Li3 is pleased to see the Maricunga lithium brine project progressing given its excellent prospects. The management of Li3 looks forward to working with both LPI and MSB in order to bring this world-class lithium project into production.”

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With its interest in the Maricunga project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report and the Cocina acquisition, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: obtaining the necessary funding for the company’s on-going operations; validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results; the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices. For further information about risks faced by the Company and its Maricunga project, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC on November 6, 2015. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release, except as required by law.

Contact:

Luis Saenz

Chief Executive Officer

luis.saenz@li3energy.com